Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-149872 and No. 333-239423) on Form S-8 of Regency Centers Corporation of our report dated June 26, 2020 with respect to the financial statements and supplemental schedule of Regency Centers 401(k) Profit Sharing Plan included in this Annual Report on Form 11-K as of December 31, 2019 and 2018, and for the year ended December 31, 2019.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

June 26, 2020